EXHIBIT 10.4


                          AMENDMENT TO LEASE AGREEMENTS
                          -----------------------------

         It is understood and agreed on this 7th day of March, 2005 that the Lease Agreements dated July 16, 1999, and further amended on February 12, 2004, October 5, 2004 and January 3, 2005 together with any prior amendments thereto, between JOPPA GREEN II LIMITED PARTNERSHIP, LLLP, as Landlord, and BAY NATIONAL CORPORATION, as Tenant, for the Leased Premises situated at 2328 W. Joppa Road, in the County of Baltimore, State of Maryland is hereby amended and modified as follows:

         1. Leased Premises. It is understood and agreed that the Leased Premises containing approximately 9,347 square feet is hereby increased to contain approximately 11,702 square feet. The additional 2,355 square feet is hatched in red on the attached Exhibit "A".

         2. Term: It is understood and agreed that the Term of this Lease shall commence on September 1, 2005 and shall be for a period of four (4) years and six (6) months to terminate February 28, 2010.

         3. Rent. It is understood and agreed that effective Sept 1, 2005, Tenant agrees to pay minimum annual rent in the amount of Three Hundred Thirty Nine Thousand Ninety Five Dollars and Fifty Two Cents ($339,095.52) payable in equal monthly installments of Twenty Eight Thousand Two Hundred Fifty Seven Dollars and Ninety Six Cents ($28,257.96). It is also understood and agreed that the rent payable under this Section shall be increased commencing March 1, 2006 and each successive year thereafter during the term of this Lease by an amount equal to three percent (3%) of the amount of rent paid by Tenant during the year preceding each annual increase.

         4. Tenant Improvements. It is understood and agreed that Landlord will have no obligation to make any alterations, modifications, additions and/or improvements to the Leased Premises, and the Tenant accepts the Leased Premises on an "AS IS" basis. However, Landlord does agree to provide to Tenant a $7.00 per square foot tenant improvement allowance or $16,485.00 based on 1,429 usable square feet. Said allowance shall be paid to Tenant upon presentation from Tenant to Landlord of the appropriate construction invoices for Tenant's improvements to the Leased Premises. Said tenant improvement allowance can be used to improve any portion of Tenant's total Leased Premises.

        It is further understood and agreed that the terms, covenants and conditions of the above-mentioned Lease Agreement and any prior amendments thereto except as the same are amended or modified herein are hereby ratified and confirmed to the end that the same shall remain in full force and effect as therein provided.

WITNESS:                    LANDLORD:
                            JOPPA GREEN II LIMITED PARTNERSHIP, LLLP
                            By:      MacKenzie Properties, Inc.
                                     General Partner

/s/ Lea Ann Stringer        By:      /s/ Gary T. Gill
--------------------                 ----------------
                                     Gary T. Gill, Executive Vice President

WITNESS:                    TENANT:  BAY NATIONAL CORPORATION

/s/ Mark A. Semanie         By:      /s/ Hugh W. Mohler
-------------------                  ------------------
                                     Hugh W. Mohler, Director


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